Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between EcoBlu Products, Inc., a Colorado corporation (the “Company”), and Mark Vuozzo, an individual (“Employee”), effective April 1st, 2011 (“Effective Date”).  The Company desires to retain the services of Employee, and Employee desires to be employed by the Company for the term of this Agreement.  Certain terms used in this Agreement denoted by initial capital letters are defined in Section 20.

NOW, THEREFORE, in the consideration of the premises and the mutual covenants and agreements set forth herein, the Company and Employee, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.           Employment.  The Company shall employ Employee as President and Chief Executive Officer of the Company and Employee accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

2.           Term. The term of Employee’s employment hereunder shall be for a period of two (2) years, commencing April 1st, 2011 (the “Initial Term”), and shall be automatically extended for additional one (1) year periods as provided in Section 2.1.  Employee’s employment hereunder is subject to earlier termination as hereafter specified.

2.1         Automatic Renewal. This Agreement shall be renewed automatically for succeeding terms of one (1) year each (“Renewal Terms”) unless either party gives notice to the other at least 30 days prior to the expiration of any term of said party’s intention not to renew this Agreement.

3.           Position and Duties.

3.1         Duties.  During the term of this Agreement, Employee shall perform all duties and functions customarily performed by the President and Chief Executive Officer of a public business the size and nature similar to that of the Company, including the duties and responsibilities specified in Exhibit 1 and such other employment duties as the Company’s board of directors may assign to him from time to time.  Employee shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position.  The Company may make and enforce any reasonable terms and conditions of employment not contrary to this Agreement, which shall also govern the employment of Employee.

3.2         Time Commitment.  During his employment, Employee shall devote his entire productive time, ability, and attention to the business of the Company, except as may otherwise be approved in advance by the board of directors of the Company.

3.3         No Conflicting Duties.  During his employment, Employee shall not serve as an officer, director, employee, consultant or advisor to any other business without the prior written consent of the Company.  Employee hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during his employment; he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person which is inconsistent with the provisions of this Agreement.

3.4         Competitive Activities.  During the term of this Agreement Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, member, manager, officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company or any Affiliate.  This Agreement shall not be interpreted to prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this Agreement.  However, Employee shall not directly or indirectly, acquire, hold, or retain any interest in any business competing with or similar in nature to the business of the Company or any Affiliate.

4.           Compensation.

4.1         Salary.  As compensation for all services to be rendered by Employee under this Agreement, the Company shall pay to Employee an annual salary of Two Hundred Fifty Thousand 00/100 DOLLARS ($250,000) (the “Salary”), which shall be paid on a regular basis in accordance with the Company’s regular payroll procedures.  The Salary shall be reviewed and adjusted at the discretion of the Company at the end of the Initial Term and each Renewal Term. In addition the employee will be entitled to annual bonus compensation as defined in section 4.5 below.

4.2         Stock Options.  Employee shall be entitled to receive from the Company stock options to acquire shares under the Company’s stock option plan/s.  In connection with the commencement of employment, the Company will deliver a resolution of its Board of Directors, and all other necessary documents, granting Employee an option to purchase 400,000 shares of the Company’s common stock (“Option Shares”) with the stated exercise price on the date of the grant.  The scheduled expiration date of the stock options shall be April 1, 2016.  The option as to half of these Option Shares shall have a strike price of $0.10 will vest on April 1, 2012, the option as to the second half (200,000) of these Option Shares will vest on April 1, 2013.  In each case vesting would depend on Employee being employed by the Company on the vesting date.  The Option Shares are subject to the terms of the Company’s Stock Plan and the standard-form Notice of Grant/Stock Option Agreement between Employee and the Company.

4.3           Participation in Benefit Plans.  Employee shall be included to the extent eligible thereunder in any and all plans of the Company providing general benefits for the Company’s employees, including, but not limited to, any group life insurance, hospitalization, disability, medical, dental, Section 125 cafeteria, pension, profit sharing, savings and stock bonus plans.  Employee’s participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto.  Employee will be entitled to full health benefits as mandated or adopted for officer positions within the organization.  The Company reserves the right to prospectively terminate or change benefit plans and programs it offers to its employees at any time.

4.4         Expenses.  In accordance with the Company’s policies established from time to time, the Company will pay or reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, provided that:

4.4.1           Each such item is of a type which qualifies it as a proper item for deduction or capitalization by the Company for federal or state income tax purposes, or, with respect to business meals, the item qualifies as a partial deduction; and

4.4.2           Employee furnishes the Company with such records and other documentary evidence as are customarily sufficient to satisfy the requirement for substantiation of such expenditures as an income tax deduction (or capitalization) pursuant to applicable federal and state statutes and/or regulations.

4.4.3           Travel for all company sponsored tasks will be reimbursed 100% in accordance with the executive travel compensation plan.  This is to include business class travel for all flights of 6 hours or more in duration.

4.5           Bonus Plan. The employee is be eligible for annual cash bonuses as may be awarded by the Board of Directors in its discretion based upon performance and the achievement of objectives established by the Board of Directors. During the initial period of this agreement a cash bonus shall be payable to Employee based on the development of gross sales of the Company.

Employee shall be paid a cash bonus of $250,000 in the event gross sales of the Company exceed 34 million dollars of gross sales for the fiscal year starting on July 1st, 2011 through June 30th, 2012. This bonus shall vest anytime within the specified period provided all revenues are actual, accounted for and payable within the specified period. Any account which represents more than 10% of gross sales shall not trigger vesting of the bonus until gross revenues are received by the Company.

Employee shall be paid a cash bonus of $250,000 in the event gross sales of the Company exceed 92 million dollars of gross sales for the fiscal year starting on July 1st, 2011 through June 30th, 2012. In the even gross sales for the prior fiscal period are within 35% 92 million target, the target shall be adjusted up so that a minimum sales increase must be achieved for the bonus to vest. This bonus shall vest anytime within the specified period provided all revenues are actual, accounted for and payable within the specified period. Any account which represents more than 10% of gross sales shall not trigger vesting of the bonus until gross revenues are received by the Company.

All bonuses earned will be payable within 30 days of vesting. For all additional years not currently defined the bonus plan will be defined by the board of directors. Employee shall be eligible for any additional bonuses that may be granted by the board at its sole discretion.

5.           Annual Vacation.  Employee shall be entitled to two (2) week’s vacation time each year during the first calendar year following the Effective Date.  Thereafter, Employee shall be entitled to three (3) weeks of vacation time each calendar year.  All vacation shall accrue ratably over the year earned.  In no event may Employee accrue more than five weeks of vacation.  In the event Employee at any time has accrued five weeks of vacation, no further vacation shall accrue unless and until the accrued time is reduced to less than five weeks.  Vacation accruals will recommence after Employee has taken vacation and the accrued vacation has been dropped below the five week maximum.  Employee may be absent from his employment for vacation exceeding one week only at such times as approved by Board.

6.           Compensation upon Termination.  Employee shall be entitled to the following payments upon the termination of his employment by the Company:

6.1         Resignation.  In the event Employee resigns from the Company voluntarily pursuant to Section 13.2, Employee shall be entitled to receive Employee’s then current Salary accrued through the effective date of termination, plus accrued but unused vacation time and severance pay equal to Employee’s then current monthly Salary multiplied by the number of full years of employment of Employee by the Company, not to exceed the Salary which would have been payable during the remainder of the then current term.  Such severance payment shall be payable monthly in the same amounts as the monthly payments of Salary and in accordance with the Company’s regular payroll procedures. In addition the employee will be issued and paid all vested options and bonuses pursuant to any applicable plans.  In the event resignation occurs for “Good Reason” as defined in Section 20.3 and the board have been given written notice providing 30 days to cure the condition/s causing Good reason for resignation; Employee shall be entitled to all of the severance benefits pursuant to Section 6.3 “Without Cause”.

6.2         With Cause.  In the event Employee is terminated by the Company for Cause as defined in Section 20.2, the Company shall pay to Employee the current Salary pro rated as of the date of termination, plus accrued but unused vacation time. In addition the employee will be issued and paid all vested options and bonuses pursuant to any applicable plans.

6.3         Without Cause.  In the event Employee is terminated by the Company without Cause pursuant to Section 13.3, the Company shall pay to Employee the current monthly Salary pro-rated as of the date of termination, accrued but unused vacation time, and severance pay equal to Employee’s then current monthly Salary multiplied by the number of full years of employment of Employee by the Company, not to exceed the Salary which would have been payable during the remainder of the then current term and not less than three months current salary.  Such severance payment shall be payable monthly in the same amounts as the monthly payments of Salary and in accordance with the Company’s regular payroll procedures. In the event Employee is terminated by the Company without Cause prior to the expiration of the initial two year term of this agreement, severance shall be the remaining monthly salary to the end of the initial two year term and not less than three months unless three month notice is given.

6.4         Payment on Death of Employee.  This Agreement shall terminate upon the death of Employee, and any compensation due under this Agreement, including accrued but unused vacation time, will be paid pursuant to this section.  The Company shall pay Employee’s beneficiary or a beneficiary designated by the Employee in writing to the Company, or in the absence of such beneficiary, the Employee’s estate, (i) Employee’s Salary through the end of the month in which his death occurs; and (ii) any accrued but unused vacation time; and (iii) If within the initial two year term those severance benefits pursuant to resignation qualified and established for Good Reason.

7.           Proprietary Matter.  Except as permitted or directed by the company, Employee shall not during the term of his employment or at any time thereafter divulge, furnish, disclose or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential, secret, or proprietary knowledge or information of the Company (“Proprietary Matter”) which Employee has acquired or become acquainted with or will acquire or become acquainted with, whether developed by himself or by others, including, but not limited to, any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices, or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company, any confidential customer, distributor or supplier lists of the Company, any confidential or secret development or research work of the Company, or other confidential, secret or non-public aspects of the business of the Company.  Employee acknowledges that the Proprietary Matter constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company, and that any disclosure or other use of the Proprietary Matter other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.  Both during and after the term of this Agreement, Employee will refrain from any acts or omissions that would reduce the value of Proprietary Matter to the Company.  The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Employee.

8.           Inventions.  Any and all inventions, innovations or improvements (“Inventions”) made, developed or created by Employee (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during his employment by the Company which may be directly or indirectly useful in, or relate to, the business of the Company shall be promptly and fully disclosed by Employee to the Managers of the Company and shall be the Company’s exclusive property, and Employee shall promptly deliver to an appropriate representative of the Company as designated by the Managers all papers, drawings, models, data and other material relating to any inventions made, developed or created by him.  Employee shall, at the request of the Company and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company’s counsel to direct issuance of patents or copyrights to the Company with respect to such Inventions or to vest in the Company title to such Inventions.  The expense of securing any such patent or copyright shall be borne by the Company.  Employee hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Employee’s agent and attorney-in-

fact to act for and in Employee’s behalf and stead to execute and file any document(s) and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights and other proprietary rights with the same force and effect as if executed and delivered by Employee.

9.           Ventures.  If, during the term of this Agreement, Employee is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in the project, program or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company.  Except as expressly approved in writing by the Company, Employee shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Employee as provided in this Agreement.

10.           Copyright.  Employee recognizes and understands that Employee’s duties for the Company may include the preparation of materials, including software, written or graphic materials, and that any such materials conceived or written by Employee shall be “work made for hire” within the meaning of United States and other applicable copyright laws.  Employee understands that since such works are “works made for hire,”  The Company will retain exclusive ownership of all rights in such materials, including copyrights.

11.           Solicitation of Customers.  During his employment by the Company, Employee will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any competing business any customer or client of the Company, or any person or entity whose account has been solicited by the Company.

12.           Solicitation of Employees.  During his employment by the Company and for the one-year period following the termination of such employment for any reason, Employee shall not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away any person then employed by the Company or any affiliate.

13.           Termination Prior to Expiration of the Term.

13.1         Termination for Cause.  The Company may terminate Employee’s employment at any time for “Cause” (as defined in Section 20.2) immediately upon written notice to Employee.  Such written notice shall set forth with reasonable specificity the Company’s basis for such termination.

13.2         Resignation.  Employee’s employment shall be terminated on the earlier of the date that is 30 days following the submission or Employee’s written resignation to the Company or the date such resignation is accepted by the Company.

13.3         Termination Without Cause.  The Company may terminate Employee’s employment without cause upon written notice to Employee.  Termination “without Cause” shall mean termination of employment by the Company on any basis other than termination of Employee’s employment pursuant to Section 13.1.

14.           Surrender of Records and Property.  Upon termination of his employment for any reason, Employee shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, and calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property of the Company and Proprietary Matter, including, but not limited to, all documents which in whole or in part, contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.  If Employee purchases any record book, ledger, or similar item to be used for keeping records of or information regarding the business of the Company or its customers, Employee shall immediately notify the Company, which shall then immediately reimburse Employee for the expense of such purchase.

15.           Assignment.  This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Employee, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets, or (iii) to any Affiliate.  Upon such assignment by the Company, the Company shall obtain the assignees’ written agreement enforceable by Employee to assume and perform, from and after the date of such assignment, the terms, conditions, and provisions imposed by this Agreement upon the Company.  After any such assignment by the Company and such written agreement by the assignee, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this section.

16.           Injunctive Relief.  Employee agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including, without limitation, the provisions of Sections 3.4, 7, 8, 9, 10, 11,12 and 14.  Accordingly, Employee specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

17.           Arbitration.

17.1         Claims Covered.  The parties shall settle by arbitration all statutory, contractual and/or common law claims or controversies (“Claims”) that the Company may have against Employee, or that Employee may have against the Company or any of its officers, directors, Employees or agents in their capacity as such or otherwise.  Claims subject to arbitration include (i) claims for discrimination (including but not limited to, age, disability, marital status, medical condition, national origin, race, religion, sex, sexual harassment or sexual orientation); (ii) claims for breach of any contract (express or implied); (iii) claims for any federal, state or governmental law, statute, regulation or ordinance; and (iv) tort claims (including but not limited to, negligent or intentional injury, defamation and termination of employment in violation of public policy).

17.2         Claims Not Covered.  The arbitration of Claims shall not apply to (i) claims by Employee for workers’ compensation or unemployment insurance; (ii) claims which even in the absence of these arbitration provisions could not have been litigated in court or before any administrative proceeding under applicable federal, state or local law; and (iii) claims by the Company for injunctive and/or other equitable relief.

17.3         Procedures.  Claims shall be settled by arbitration by a single, neutral arbitrator in accordance with the Natural Rules for Resolution of Employment Disputes of the American Arbitration Association.  The parties shall have the right to take depositions and obtain discovery regarding the subject matter of the arbitration as provided in Title III of Part 4 (commencing with section 1985) of the California Code of Civil Procedure.  The arbitrator shall determine all questions of fact and law relating to any Claim, including but not limited to, whether or not any such Claim is subject to the arbitration provisions contained herein.  The arbitrator shall issue a written arbitration decision which shall include essential findings and conclusions on which any award is based.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case, except insofar as such fees or expenses are otherwise recoverable pursuant to a statutory claim or cause of action, e.g., FEHA, ADEA or EEO claims.  Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company.

17.4         Remedies.  Employee understands that Employee is waiving the right to seek remedies in court, including the right to a jury trial.  The arbitrator shall be empowered to award any relief which might have been available in a court of law or equity.

17.5         Required Notice and Statute of Limitations.  Arbitration shall be initiated by serving or mailing a written notice to the other party within one year of the date the complaining party has knowledge of the event first giving rise to the claim.  If the claim is not properly submitted in this time frame, all rights and claims that the complaining party has or may have had against the other party shall be waived and void, even if there is a federal or state statute of limitations which would have given the complaining party more time to pursue the claims.  Any notice to be sent to the Company shall be delivered to the Chairman of the Board of the Company or, if none, to any member of the Board.  The notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based.

18.           Indemnification.

18.1         Indemnification of Employee.  The Company shall, to the maximum extent permitted by law, indemnify and hold Employee harmless for any acts or decisions made in good faith while performing services for the Company.  To the same extent, the Company will pay, and subject to any legal limitations, advance all expenses, including reasonable attorneys’ fees and costs of court-approved settlements, actually and necessarily incurred by Employee in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against Employee by reason of his service as an officer or agent of the Company.

18.2         Indemnification of Company.  Employee shall indemnify and hold the Company harmless for any acts or decisions made by Employee which constitute criminal acts or intentional misconduct.  Employee shall pay, and subject to any legal limitations, advance all expenses, including reasonable attorneys’ fees and costs of court-approved settlements, actually and necessarily incurred by the Company in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against the Company by reason of the criminal acts or intentional misconduct of Employee.

19.           Miscellaneous.

19.1         Governing Law.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California.

19.2         Prior Agreements.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter. The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

19.3         Taxes.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

19.4         Successors.

19.4.1           Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection or which becomes bound by the terms of this Agreement by operation of law.

19.4.2           Employee’s Successors.  The terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

19.5         Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

19.6         No Waiver.  No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

19.7         Severability.  To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

19.8         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all which together shall be deemed to be one and the same instrument.

19.9         Notices.  Any notice to Employee provided for in this Agreement shall be given by personal delivery or by mailing such notice by first-class mail addressed to Employee at the address specified on the execution page of the Agreement or at such other address as Employee may designate by written notice to the Company.  All notices shall be deemed delivered upon personal delivery, or, if mailed in accordance with this provision, three days after deposit in United States mail.

20.           Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

20.1         Affiliate.  “Affiliate” with respect to any person or entity, shall mean a person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such person or entity.

20.2         Cause.  “Cause” shall mean any of the following:

(a)           As used herein, “Cause” means (i) Employee conviction or plea of “guilty” or “no contest” to any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude (whether or not a felony), or any other misdemeanor involving, fraud, dishonesty or willful misconduct; (ii) Employee failure and refusal to follow the lawful and proper directives of the Board of Directors; (iii) Employee  knowing and willful breach of a material provision of this Employment Agreement; (iv) Employee engaging in actions that would be likely to materially discredit or cause substantial damage to the Company or its reputation; (v) Employee knowing and willful material breach of your duty of care (except in good faith) or Employee duties of trust or loyalty; (vi) Employee willful falsification of records or reports; or (vii) Employee chronic absence from work for reasons other than illness, provided, however, that for purposes of (ii), (iii), (iv), (v), (vi) or (vii), the Company will provide to Employee a written notice from the Board of Directors which describes in detail the basis for the Board of Directors’ belief that Employee has not substantially satisfied Employee obligations to the Company and a reasonable opportunity to cure any such alleged deficiencies within 30 days if such deficiency can be cured.  Further, before terminating employment for Cause, the Company shall provide Employee with the opportunity to appear before the Board at a regular or special meeting, represented by counsel, to address the grounds upon which the termination is based.

20.3         Good Reason.  “Good Reason” shall mean any of the following:

As used herein, “Good Reason” means the occurrence of any of the following circumstances, without Employee express consent: (i) a material reduction of Employee title or authority (including, but not limited to, after a transaction in which the Company is acquired, a requirement that you serve in a role other than Chief Operating Officer of the acquiring entity); (ii) a material reduction in Employee salary or benefits (other than a reduction that generally applies to the officers at Employee level in the Company or, as applicable, the surviving corporation at that time); (iii) a change of the principal non-temporary location in which you are required to perform your services to any location exceeding 75 miles from Vista, California; (iv) any material breach of this Employment agreement by the Company which is not cured within 30 days after written notice by Employee to the Board; (v) a Disability as defined  below; (vi) the Board unreasonably withholds approval of any of Employee proposed senior management hires; (vii) Death of Employee occurring in the initial two year period.

“Disability” for purposes of this section shall mean Employee incapacity due to physical or mental illness, during which Employee shall have been substantially unable to perform duties hereunder for an entire period in excess of one hundred twenty (120) days in any 12-month period despite any reasonable accommodation available from the Company.

Employee shall provide the Company with notice in writing within 30 days of the occurrence of any of the foregoing grounds setting forth in detail those grounds upon which notice is based.   In no event shall a resignation be considered to be with Good Reason unless the resignation occurs after, but within 40 days after, the first date on which a resignation associated with such instance of asserted Good Reason would have in fact qualified as a resignation with Good Reason.

[SIGNATURES ON FOLLOWING PAGE]

THE COMPANY:

EcoBlu Products, Inc.
a Colorado corporation

Dated: April 1st, 2011
	By:	/s/ Steve Conboy
Steve Conboy
President

EMPLOYEE:

Dated: April 1st, 2011
	By:	/s/ Mark Vuozzo
Mark Vuozzo

Address for Notice:

448 Marview Drive
Solana Beach, CA. 92075

EXHIBIT 1

DUTIES AND RESPONSIBILITIES

●	Formulate and maintain budgets for current and future operations.

●	Ensure all quality control methods are being properly employed across the Company.

●	Assist the marketing department with all technical aspects of published material.

●	Ensure all MIS (Management Information Systems) are deployed to meet Company growth and maintain data integrity for daily operations.

●	Responsible for all Product and Quality Control development tasks.

●	Assist CFO/Controller with related tasks

●	Institute new coating facility locations wherever the business dictates.

●	Travel to all worldwide locations as needed.

●	Work closely with the Company’s coating machine development group to insure timely delivery to market.

●	Carry out all duties as requested by management.

●	Report directly to the President/CEO.